FOR IMMEDIATE RELEASE

American Realty Capital Properties Signs Definitive Agreement to Sell Previously Announced
Multi-Tenant Shopping Center Portfolio to a Joint Venture between Blackstone and DDR for
$1.975 Billion

New York, New York, June 12, 2014 - American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today the execution of a purchase and sale agreement to sell its multi-tenant shopping center portfolio for $1.975 billion in cash to a joint venture between affiliates of Blackstone Real Estate Partners VII (“Blackstone”) and DDR Corp. (NYSE: DDR). The sale is expected to close by late third quarter 2014, subject to customary closing conditions.

David S. Kay, President of ARCP, noted, “This sale will allow us to accretively recycle the capital from our multi-tenant business into Red Lobster and our single tenant, self-originated acquisition strategy. By retaining full optionality as we prepared to spin off our multi-tenant portfolio, we were able to identify this transaction, which will allow us to deliver attractive value to our shareholders and further clarify our single-tenant, net lease investment strategy. We will continue to have one of the strongest and most diverse portfolios in the industry and build upon our deliberate and focused strategy by solidly executing on our granular acquisitions.”

About the Company

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) may contain “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, the Company's plans, market and other expectations, objectives, intentions and other statements that are not historical facts, including the potential sale of its multi-tenant shopping center business. Additional factors that may affect future results are contained in ARCP's filings with the SEC, which are available at the SEC's website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts
Anthony J. DeFazio	Brian S. Block, CFO, Treasurer, Secretary and EVP
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arcpreit.com
Ph: 484-342-3600	Ph: 212-415-6500